Exhibit 99.1
Item 1. Business
Overview & Strategy
Cimpress is a strategically focused group of more than a dozen businesses that specialize in mass customization, via which we deliver large volumes of individually small-sized customized orders for a broad spectrum of print, signage, photo merchandise, invitations and announcements, writing instruments, packaging, apparel and other categories. Mass customization is a core element of the business model of each Cimpress business. Stan Davis, in his 1987 strategy manifesto “Future Perfect” coined the term mass customization to describe “generating an infinite variety of goods and services, uniquely tailored to customers”. In 2001, Tseng & Jiao defined mass customization as “producing goods and services to meet individual customers’ needs with near mass production efficiency”. We discuss mass customization in more detail further below.
We have grown substantially over the past decade, from $0.5 billion of revenue in fiscal year 2009 to $2.8 billion of revenue in fiscal year 2019, and as we have grown we have achieved important benefits of scale. However, we also believe it is critical for us to “stay small as we get big”. By this we mean that we need to serve customers and act and compete with focus, nimbleness and speed that is typical of smaller, entrepreneurial firms but often not typical of larger firms. This is because we face intense competition across all our businesses and we must constantly and rapidly improve the value we deliver to customers. To stay small as we get big, our strategy calls for us to pursue a deeply decentralized organizational structure which delegates responsibility, authority and resources to the CEOs and managing directors of our various businesses.
Specifically, our strategy is to invest in and build customer-focused, entrepreneurial mass customization businesses for the long term, which we manage in a decentralized, autonomous manner. We drive competitive advantage across Cimpress through a select few shared strategic capabilities that have the greatest potential to create Cimpress-wide value. We limit all other central activities to only those which absolutely must be performed centrally.
This decentralized structure is beneficial in many ways. We believe that, in comparison to a more centralized structure, decentralization enables our businesses to be more customer focused, to make better decisions faster, to manage a holistic cross-functional value chain required to serve customers well, to be more agile, to be held more accountable for driving investment returns, and to understand where we are successful and where we are not.
The select few shared strategic capabilities into which we invest include our (1) mass customization platform ("MCP"), (2) talent infrastructure in India, (3) central procurement of large-scale capital equipment, shipping services, major categories of our raw materials and other categories of spend, and (4) peer-to-peer knowledge sharing among our businesses. We encourage each of our businesses to leverage these capabilities, but each business is free to choose whether or not to use these services. This optionality, we believe, creates healthy pressure on the central teams who provide such services to deliver compelling value to our businesses.
We limit all other central activities to only those which must be performed centrally. Out of more than 13,000 employees we have fewer than 70 who work in central activities that fall into this category, which includes tax, treasury, internal audit, general counsel, corporate communications, consolidated reporting and compliance, information security, investor relations, capital allocation and the functions of our CEO and CFO. We seek to avoid bureaucratic behavior in the corporate center, however we have developed, through experience, guardrails and accountability mechanisms in key areas of governance including cultural aspects such as a focus on customers or being socially responsible, as well as operational aspects such as the processes by which we set strategy and financial budgets and review performance, or the policies by which we ensure compliance with information privacy laws.

Our Uppermost Financial Objective

Our uppermost financial objective is to maximize our intrinsic value per share. We define intrinsic value per share as (a) the unlevered free cash flow per diluted share that, in our best judgment, will occur between now and the long-term future, appropriately discounted to reflect our cost of capital, minus (b) net debt per diluted share. We define unlevered free cash flow as free cash flow plus interest expense related to borrowings.

This financial objective is inherently long-term in nature. Thus an explicit outcome of this is that we accept fluctuations in our financial metrics as we make investments that we believe will deliver attractive long-term returns on investment.

We ask investors and potential investors in Cimpress to understand our uppermost financial objective by which we endeavor to make all financially evaluated decisions. We often make decisions in service of this priority that could be considered non-optimal were they to be evaluated based on other financial criteria such as (but not limited to) near- and mid-term revenue, operating income, net income, EPS, Adjusted EBITDA, and cash flow.

Mass Customization

Mass customization is a business model that allows companies to deliver major improvements to customer value across a wide variety of customized product categories. Companies that master mass customization can automatically direct high volumes of orders into smaller streams of homogeneous orders that are then sent to specialized production lines. If done with structured data flows and the digitization of the configuration and manufacturing processes, setup costs become very small, and small volume orders become economically feasible.

Mass Customization Breaks the Traditional Tradeoff That Was Required Between Cost and Volume

Custom Made
Unit Cost
Mass Produced
Mass Customized
Volume Produced of a Given Product

          The chart illustrates this concept. The horizontal axis represents the volume of production of a given product; the vertical axis represents the cost of producing one unit of that product. Traditionally, the only way to manufacture at a low unit cost was to produce a large volume of that product: mass-produced products fall in the lower right hand corner of the chart. Custom-made products (i.e., those produced in small volumes for a very specific purpose) historically incurred very high unit costs: they fall in the upper left-hand side of the chart.

Mass customization breaks this trade off, enabling low-volume, low-cost production of individually unique products. Very importantly, relative to traditional alternatives mass customization creates value in many ways, not just lower cost. Other advantages can include faster production, greater personal relevance, elimination of obsolete stock, better design, flexible shipping options, more product choice, and higher quality.

Mass customization delivers a breakthrough in customer value particularly well in markets in which the worth of a physical product is inherently tied to a specific, unique use or application. For instance, there is limited value to a sign that is the same as is used by many other companies: the business owner needs to describe what is unique about his or her business. Likewise, a photo mug is more personally relevant if it shows pictures of someone’s own friends and family. Before mass customization, producing a high quality custom product required high per-order setup costs, so it simply was not economical to produce a customized product in low quantities.

We believe that the business cards sold by our Vistaprint business provide a concrete example of the potential of our mass customization business model to deliver significant customer value and to develop strong profit franchises in large markets that were previously low growth and commoditized. Millions of very small customers (for example, home-based businesses) rely on Vistaprint to design and procure aesthetically pleasing, high-quality, quickly-delivered and low-priced business cards. The Vistaprint production operations for a typical order of 250 standard business cards in Europe and North America require less than 14 seconds of labor for all of pre-press, printing, cutting and packaging, versus an hour or more for traditional printers. Combined with advantages of scale in graphic design support services, purchasing of materials, our self-service online ordering, pre-press automation, auto-scheduling and automated manufacturing processes, we allow customers to design, configure, and procure business cards at a fraction of the cost of typical traditional printers with very consistent quality and delivery reliability. Customers have very extensive, easily configurable, customization options such as rounded corners, different shapes, specialty papers, “spot varnish”, reflective foil, folded cards, or different paper thicknesses. Achieving this type of product variety while also being very cost efficient took us almost two decades and requires massive volume, significant engineering investments and significant capital. Business cards is a mature market that, at the overall market level, has experienced continual declines over the past two decades. Yet, for Vistaprint, this remains a growing category and is highly profitable, and thus provides an example of the power of mass customization. Even though we do not expect many other products to reach this extreme level of automation, we do currently produce many other product categories (such as flyers, brochures, signage, mugs, calendars, pens, t-shirts, hats, embroidered soft goods, rubber stamps, photobooks, labels and holiday cards) via analogous methods whose volume and processes are well along the spectrum of mass customization relative to traditional suppliers and thus provide great customer value and a strong, profitable and growing revenue stream.
Market and Industry Background
Mass Customization Opportunity
Mass customization is not a market itself, but rather a competitive strategy that can be applied across many markets such as the following:

Product:	Geography:	Customer:
- Small format marketing materials	- North America	- Businesses (micro, small, medium,
- Large format products	- Europe	large)
- Promotional products and gifts	- Australia/New Zealand	- Graphic designers, resellers, printers
- Decorated apparel	- South America	- Traditional providers who choose to
- Packaging	- Asia Pacific	outsource these products
- Photo merchandise		- Teams, associations and groups
- Invitations and announcements		- Consumers (home and family)
- Writing instruments

Large traditional markets undergoing disruptive innovation
The products, geographies and customer applications listed above constitute a large market opportunity that is highly fragmented. We believe that the vast majority of the markets to which mass customization could apply are still served by traditional business models that force customers either to produce in large quantities per order or to pay a high price per unit.
We believe that these large and fragmented markets are moving away from small traditional suppliers that employ job shop business models to fulfill a relatively small number of customer orders and toward businesses such as those owned by Cimpress that aggregate a relatively large number of orders and fulfill them via a focused supply chain and production capabilities at relatively high volumes, thereby achieving the benefits of mass customization. We believe we are early in the process of what will be a multi-decade shift from job-shop business models to mass customization.
Cimpress’ current revenue represents a very small fraction of this market opportunity. We believe that Cimpress and competitors who have built their business around a mass customization model are “disruptive innovators” to these large markets because we enable small-volume production of personalized, high-quality products at an affordable price. Disruptive innovation, a term coined by Harvard Business School professor Clayton Christensen, describes a process by which a product or service takes root initially in simple applications at the bottom of a market (such as free business cards for the most price sensitive of micro-businesses or low-quality white t-shirts) and then moves up market, eventually displacing established competitors (such as those in the markets mentioned above).
We believe that a large opportunity exists for major markets to shift to a mass customization paradigm and, even though we are largely decentralized, the select few shared strategic capabilities into which we centrally invest provide significant scale-based competitive advantages for Cimpress.
We believe this opportunity to deliver substantially better customer value and to therefore disrupt very large traditional industries can translate into tremendous future opportunity for Cimpress. Until approximately our fiscal year 2012, we focused primarily on a narrow set of customers within the list above (highly price-sensitive and discount-driven micro businesses and consumers) with a very limited product offering. Through acquisitions and via significant investments in our Vistaprint business, we have expanded the breadth and depth of our product offerings, extended our ability to serve our traditional customers and gained a capability to serve a vast range of customer types.

As we continue to evolve and grow Cimpress, our understanding of these markets and their relative attractiveness is also evolving. Our expansion of product breadth and depth as well as new geographic markets has significantly increased the size of our addressable market opportunity. We base our market size and attractiveness estimates upon considerable research and analysis; however, our estimates are only approximate. Despite the imprecise nature of our estimates, we believe that our understanding is directionally correct and that we operate in an enormous aggregate market with significant opportunity for Cimpress to grow should we be successful in delivering a differentiated and attractive value proposition to customers.
Today, we believe that the revenue opportunity for low-to-medium order quantities (i.e., still within our focus of small-sized individual orders) in the four product categories below is over $100 billion annually in North America and Europe and at least $150 billion annually if you include other geographies and consumer products:

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Small format marketing materials such as business cards, flyers, leaflets, inserts, brochures and magazines. Businesses of all sizes are the main end users of short-and-medium run lengths (per order quantities below 2,500 units for business cards and below 20,000 units for other materials).

•	Large format products such as banners, signs, tradeshow displays, and point-of-sale displays. Businesses of all sizes are the main end users of short-and-medium run lengths (less than 1,000 units).

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Promotional products, apparel and gifts including decorated apparel, bags and textiles, and hard goods such as pens, USB sticks, and drinkware. The end users of short-and-medium runs of these products range from businesses to teams, associations and groups, as well as consumers.

•	Packaging products, such as corrugated board packaging, folded cartons, bags and labels. Businesses are the primary end users for short-and-medium runs (below 10,000 units).
Our Businesses
Cimpress businesses include those we developed organically (Vistaprint, Vistaprint Corporate Solutions, Vistaprint India, Vistaprint Japan) plus previously independent businesses either that we have fully acquired or in which we have a majority equity stake. Prior to its acquisition, each of our acquired companies pursued business models that embodied the principles of mass customization. In other words, each provided a standardized set of products that could be configured and customized by customers, ordered in relatively low volumes, and produced via relatively standardized, homogeneous production processes, at prices lower than those charged by traditional producers.
Our businesses collectively operate across North America and Europe, as well as in India, Japan, Brazil, China and Australia. Their websites typically offer a broad assortment of tools and features allowing customers to create a product design or upload their own complete design and place an order, either on a completely self-service basis or with varying levels of assistance. Some of our businesses also use offline techniques to acquire customers (e.g., mail order, telesales). The combined product assortment across our businesses is extensive, including offerings in the following product categories: business cards, marketing materials such as flyers and postcards, digital and marketing services, writing instruments, signage, canvas-print wall décor, decorated apparel, promotional products and gifts, packaging, textiles and magazines and catalogs.
The majority of our revenue is driven by standardized processes and enabled by software. We endeavor to design these processes and technologies to readily scale as the number of orders received per day increases. In particular, the more individual jobs we receive in a given time period, the more efficiently we can sort and route jobs with homogeneous production processes to given nodes of our internal production systems or of our third-party supply chain. This sortation and subsequent process automation improves production efficiency. We believe that our strategy of systematizing our service and production systems enables us to deliver value to customers much more effectively than traditional competitors.
Our businesses operate production facilities throughout Europe, North America, Australia, Brazil, China, India, and Japan. We also work extensively with several hundred external fulfillers located across the globe. We believe that the improvements we have made and the future improvements we intend to make in software technologies that support the design, sortation, scheduling, production and delivery processes provide us with significant competitive advantage. In many cases our businesses can produce and ship an order the same day they receive it. Our supply chain systems and processes seek to drive reduced inventory and working capital as well as faster delivery to customers. In certain of our company-owned manufacturing facilities, software schedules the near-

simultaneous production of different customized products that have been ordered by the same customer, allowing us to produce and deliver multi-part orders quickly and efficiently.
We believe that the potential for scale-based advantages is not limited to focused, automated production lines. Other advantages include the ability to systematically and automatically sort through the voluminous “long tail” of diverse and uncommon orders in order to group them into more homogeneous categories, and to route them to production nodes that are specialized for that category of operations and/or which are geographically proximate to the customer. In such cases, even though the daily production volume of a given production node is small in comparison to our highest-volume production lines, the homogeneity and volume we are able to achieve is nonetheless significant relative to traditional suppliers of the long tail product in question; thus, our relative efficiency gains remain substantial. For this type of long-tail production, we rely heavily on third-party fulfillment partnerships, which allow us to offer a very diverse set of products. We acquired most of our capabilities in this area via our investments in Exagroup, Printdeal, Pixartprinting and WIRmachenDRUCK. For instance, the product assortment of each of these four businesses is measured in the tens of thousands, versus Vistaprint where product assortment is dramatically smaller on a relative basis. This deep and broad product offering is important to many customers.
Our businesses are currently organized into the following five reportable segments:

1.	Vistaprint:

Consists of the operations of our Vistaprint-branded websites in North America, Europe, Australia, New Zealand, India and Japan. This business also includes our Webs business, which is managed with the Vistaprint Digital business and our Vistaprint Corporate Solutions business which serves medium-sized businesses and large corporations, as well as a legacy revenue stream with retail partners and franchise businesses.

Our Vistaprint business helps more than 15 million micro businesses (companies with fewer than 10 employees) create attractive, professional-quality marketing products at affordable prices and at low volumes.
Upload & Print:
In order to increase customer focus, nimbleness and competitiveness, in fiscal year 2019 we eliminated a management oversight layer and created two sub-groups of upload and print businesses. We refer to these new reportable segments as PrintBrothers and The Print Group, each of which focus on serving graphic professionals: local printers, print resellers, graphic artists, advertising agencies and other customers with professional desktop publishing skill sets.

2.	PrintBrothers: consists of our druck.at, Printdeal, and WIRmachenDRUCK businesses.

3.	The Print Group: consists of our Easyflyer, Exagroup, Pixartprinting, and Tradeprint businesses.

4.	National Pen:

Consists of our National Pen business and a few smaller brands operated by National Pen that are focused on customized writing instruments and promotional products, apparel and gifts for small- and medium-sized businesses.

National Pen serves more than a million small businesses annually across more than 20 countries. Marketing methods are typically direct mail and telesales, as well as a small yet growing e-commerce site.

5.	All Other Businesses:
With the exception of BuildASign which is a larger and profitable business, this segment consists of multiple small, rapidly evolving early-stage businesses by which Cimpress is expanding to new markets. These businesses have been combined into one reportable segment based on materiality. The early-stage businesses in this segment are subject to high degrees of risk and we expect that each of their business models will rapidly evolve in function of future trials and entrepreneurial pivoting. Although not a comprehensive list, our All Other Businesses reportable segment includes the following:

BuildASign is an internet-based provider of canvas-print wall décor, business signage and other large-format printed products, based in Austin, Texas.
As an online printing leader in Brazil, Printi offers a superior customer experience with transparent and attractive pricing, reliable service and quality.

VIDA is an innovative startup that brings manufacturing access and an e-commerce marketplace to artists, thereby enabling artists to convert ideas into beautiful, original products for customers, ranging from custom fashion, jewelry and accessories to home accent pieces.

YSD is a startup operation that provides end-to-end mass customization solutions to brands and IP owners in China, supporting multiple channels including retail stores, websites, WeChat and e-commerce platforms to enhance brand awareness and competitiveness, and develop new markets.

Central Procurement
Given the scale of purchasing that happens across Cimpress’ businesses, there is significant value to coordinating our negotiations and purchasing to gain the benefit of scale. Our central procurement team negotiates and manages Cimpress-wide contracts for large-scale capital equipment, shipping services and major categories of raw materials (e.g., paper, plates, ink, etc.). The Cimpress procurement team is also available on an as-requested basis to help with procurement improvements, tools and approaches across other aspects of our businesses’ purchases. In fiscal year 2019, this team helped our businesses save significant costs and deliver improvements to working capital through strategic procurement practices and leveraging our scale. These benefits were evident in our acquisition of BuildASign this fiscal year where we quickly achieved material procurement savings.
We are focused on achieving the lowest total cost in our strategic sourcing efforts by concentrating on quality, logistics, technology and cost, while also striving to use responsible sourcing practices within our supply chain. Our efforts include the procurement of high-quality materials and equipment that meet our strict specifications at a low total cost across a growing number of manufacturing locations, with an increasing focus on supplier compliance with our sustainable paper procurement policy as well as our Supplier Code of Conduct. Additionally, we work to develop and implement logistics, warehousing, and outbound shipping strategies to provide a balance of low-cost material availability while limiting our inventory exposure.
Technology
Our businesses typically rely on advanced proprietary technology to attract and retain our customers, to enable customers to create graphic designs and place orders on our websites, and to aggregate and produce multiple orders in standardized, scalable processes. Technology is core to our competitive advantage, as without it our businesses would not be able to produce custom orders in small quantities while achieving the economics that are more analogous to mass-produced items.
We are building and using our MCP which is a cloud-based collection of software services, APIs, web applications and related technology offerings that can be leveraged independently or together by our businesses and third parties to perform common tasks that are important to mass customization. Cimpress businesses, and increasingly third-party fulfillers to our various businesses, can leverage different combinations of MCP services, depending on what capabilities they need to complement their business-specific technology. MCP is a multi-year investment that remains in its relatively early stages; however many of our businesses are leveraging some of the technologies that have already been developed and/or shared by other businesses. The capabilities that are available in the MCP today include customer-facing technologies, such as those that enable customers to visualize their designs on various products, as well as manufacturing, supply chain, and logistics technologies that automate various stages of the production and delivery of a product to a customer. The benefits of the MCP include improved speed to market for new product introduction, reduction in fulfillment costs, improvement of product delivery or geographic expansion, improved site experience, and automating manual tasks and avoiding IT expense (through a reduction in expenses related to maintaining/licensing software). Over time, we believe we can generate significant customer and shareholder value from increased specialization of production facilities, aggregated scale from multiple businesses, increased product offerings and shared technology development costs.
We intend to continue developing and enhancing our MCP-based customer-facing and manufacturing, supply chain and logistics technologies and processes. We develop our MCP technology centrally and we also have software and production engineering capabilities in each of our businesses. Our businesses are constantly seeking to strengthen our manufacturing and supply chain capabilities through engineering improvements in areas like automation, lean manufacturing, choice of equipment, product manufacturability, materials science, process control and color control.
Each of our businesses uses a mix of proprietary and third-party technology that supports the specific needs of that business. Their technology intensity ranges from significant to light, depending on their specific needs. Over the past few years, an increasing number of our businesses have begun to modernize and modularize their business-specific technology to enable them to launch more new products faster, provide a better customer experience, more easily connect to our MCP technologies, and leverage third-party technologies where we do not need to bear the cost of developing and maintaining proprietary technologies. For example, our businesses are increasingly using third-party software for capabilities such as a shopping cart or customer reviews, which are areas that we can benefit from providing a more e-commerce standard experience, and are better leveraging engineering resources to focus on technologies from which we derive competitive advantage.

In our central Cimpress Technology team and in an increasing number of our decentralized businesses, we have adopted an agile, micro-services-based approach to technology development that enables multiple businesses or use cases to leverage this API technology regardless of where it was originally developed. We believe this development approach can help our businesses serve customers and scale operations more rapidly than could have been done as an individual business outside Cimpress.
Information Privacy and Security

Each Cimpress business is responsible for ensuring that customer, company and team member information is secure and handled in ways that are fully compliant with relevant laws and regulations. Because there are many aspects of this topic that apply to all of our businesses, Cimpress invests in a central security team that defines security policies, deploys security controls, and provides services and embeds security into the development processes of our businesses. This team works in partnership with each of our businesses and the corporate center to measure security maturity and risk, and provides managed security services in a way that allows each business to address their unique challenges, lower their cost, and become more efficient in using their resources.
Shared Talent Infrastructure
We make it easy, low cost, and efficient for Cimpress businesses to set up and grow teams in India via a central infrastructure that provides all the local recruiting, onboarding, day-to-day administration, HR, and facilities management to support these teams, whether for technology, graphic services, or other business functions. Most of our businesses have established teams in India leveraging this central capability, with those teams working directly for the respective Cimpress business. This is another example of scale advantage, albeit with talent, relative to traditional suppliers that we can leverage across Cimpress.
Competition
The markets for the products our businesses produce and sell are intensely competitive, highly fragmented and geographically dispersed, with many existing and potential competitors. We have very low market share relative to the total. Within this highly competitive context, our businesses compete on the basis of breadth and depth of product offerings; price; convenience; quality; technology; design content, tools, and assistance; customer service; ease of use; and production and delivery speed. It is our intention to offer a broad selection of high-quality products as well as related services at low price points and in doing so, offer our customers an attractive value proposition. Our current competition includes a combination of the following:

•	traditional offline suppliers and graphic design providers

•	online printing and graphic design companies

•	office superstores, drug store chains, food retailers, and other major retailers targeting small business and consumer markets

•	wholesale printers

•	self-service desktop design and publishing using personal computer software

•	email marketing services companies

•	website design and hosting companies

•	suppliers of customized apparel, promotional products, gifts, and packaging

•	online photo product companies

•	Internet retailers

•	online providers of custom printing services that outsource production to third party printers

•	providers of digital marketing such as social media and local search directories

Today’s market has evolved to be much tougher in terms of competition. This evolution, which has been going on for 20 years, has led to major benefits for the customers in terms of lower price, faster lead times, and easier customer experience. Cimpress and its businesses have proactively driven, and benefited from, this dynamic. The mass customization business model first took off with small format products like business cards, post cards and flyers, and consumer products like holiday cards. As the model has become better understood and more prevalent, and online advertising approaches more common, the competition has become more intense. We are seeing these types of small format products growing at rates slower than some of these other product categories. And we continue to derive significant profits from these small format products. Conversely, there are other product areas that have only more recently begun to benefit from mass customization, such as signage, promotional products, apparel and gifts, textiles and packaging. Here, we see growth at healthy double-digit rates, but with a wider variety of profit outcomes as we continue to scale our offering in certain areas. There is also a geographic overlay to these trends. For example, in developing markets like India and Brazil, we see stronger growth across all these product areas, where as the market in countries such as Germany is already very mature and slow growing. Additionally, our exposure to these various product types varies by business. For example, National Pen has little exposure to small format products, while Vistaprint’s is much greater, and the PrintBrothers and The Print Group businesses are in between.
Social and Environmental Responsibility

Above and beyond compliance with applicable laws and regulations, we expect all parts of Cimpress to conduct business in a socially responsible, ethical manner. Examples of these efforts are:

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Environmental - We regularly evaluate ways to minimize the impact of our operations on the environment. In terms of combating CO2 pollution, we have established and centrally fund a company-wide carbon emissions reduction program to lower emissions at a rate in line with - or better than - science-based targets established in 2015 at the United Nations Global Change Conference (COP21 “Paris Climate Accord”). Our plan includes investments in energy-reducing infrastructure and equipment, as well as renewable energy sourcing. We are on track to meet this commitment, and we seek to make further improvements each year going forward for the foreseeable future.

In terms of responsible forestry, we have converted the vast majority of the paper we print on in our Cimpress-owned production facilities to FSC-certified paper (FSC® C143124, FSC® C125299), the leading certification of responsible forestry practices. This certification confirms that the paper we print on comes from responsibly managed forests that meet high environmental and social standards.

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Fair labor practices - We make recruiting, retention, and other performance management related decisions based solely on merit and other organizational needs and considerations, such as an individual’s ability to do their job with excellence and in alignment with the company’s strategic and operational objectives. We do not tolerate discrimination on any basis protected by human rights laws or anti-discrimination regulations, and we strive to do more in this regard than the law requires. We are committed to a work environment where team members are treated with respect and fairness. We value individual differences, unique perspectives and the distinct contributions that each one of us can make to the company.

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Team member health and safety - We do not tolerate unsafe conditions that may endanger team members or other parties, and require legal compliance at a minimum at all times. We require training on – and compliance with – safe work practices and procedures at all manufacturing facilities to ensure the safety of team members and visitors to our plant floors.

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Ethical supply chain - It is important to us that our supply chain reflects our commitment to doing business with the highest standards of ethics and integrity. Each Cimpress business is responsible to ensure its supply chain does not allow for unacceptable practices such as environmental crimes, child labor, slavery or unsafe working conditions.

More information can be found at www.cimpress.com in our Corporate Social Responsibility section, including links to reports and documents such as our supplier code of conduct, compliance with the UK anti-slavery act and our supply chain transparency disclosure.

Intellectual Property
We seek to protect our proprietary rights through a combination of patents, copyrights, trade secrets, trademarks and contractual restrictions. We enter into confidentiality and proprietary rights agreements with our employees, consultants and business partners, and control access to, and distribution of, our proprietary information. We have registered, or applied for the registration of, a number of U.S. and international domain names, trademarks, and copyrights. Additionally, we have filed U.S. and international patent applications for certain of our proprietary technology.
Seasonality
Our profitability has historically been highly seasonal. Our second fiscal quarter, ending December 31, includes the majority of the holiday shopping season and has become our strongest quarter for sales of our consumer-oriented products, such as holiday cards, calendars, canvas prints, photobooks, and personalized gifts.
Operating income during the second fiscal quarter represented 55% and 46% of annual operating income in the years ended June 30, 2019 and 2018, respectively. During the year ended June 30, 2017, in a period we recognized a loss from operations, the second quarter was the only profitable quarter during the year.
Employees
As of June 30, 2019, we had approximately 12,000 full-time and approximately 1,000 temporary employees worldwide.
Corporate Information
Cimpress plc (formerly named Cimpress N.V.) was incorporated under the laws of the Netherlands on June 5, 2009 and on August 30, 2009 became the publicly traded parent company of the Cimpress group of entities. On December 3, 2019, Cimpress completed its previously announced cross-border merger pursuant to which Cimpress N.V. merged with and into Cimpress plc, with Cimpress plc surviving the merger (the "Irish Merger"). We maintain our registered office at Building D, Xerox Technology Park, Dundalk, Co. Louth, Ireland. Our telephone number in Ireland is +353-42-938-8500.
Available Information
We make available, free of charge through our United States website, the reports, proxy statements, amendments and other materials we file with or furnish to the SEC as soon as reasonably practicable after we electronically file or furnish such materials with or to the SEC. The address of our United States website is www.cimpress.com. We are not including the information contained on our website, or information that can be accessed by links contained on our website, as a part of, or incorporating it by reference into, this Annual Report on Form 10-K.